Exhibit 99.1

For more information, contact:

Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	John Daggett
Vice President, Communications
920.233.9247

OSHKOSH CORPORATION REPORTS 2016
FIRST QUARTER RESULTS

Restarts Work on JLTV Program

Lowers Fiscal 2016 EPS Estimate Range

Declares Quarterly Cash Dividend of $0.19 Per Share

OSHKOSH, WI — (January 28, 2016) — Oshkosh Corporation (NYSE: OSK) today reported fiscal 2016 first quarter net income of $14.6 million, or $0.19 per diluted share, compared to $34.7 million, or $0.43 per diluted share, in the first quarter of fiscal 2015. Results for the first quarter of fiscal 2015 included a $2.1 million after-tax other postretirement benefit curtailment gain in the defense segment. Excluding this item, fiscal 2015 first quarter adjusted1 net income was $32.6 million, or $0.41 per diluted share. Comparisons are to the corresponding period of the prior year, unless otherwise noted.

Consolidated net sales in the first quarter of fiscal 2016 were $1.25 billion, a decrease of 7.5 percent compared to the prior year first quarter. Higher sales in the defense and fire & emergency segments were not sufficient to offset a decline in sales in the access equipment segment, and to a lesser extent, the commercial segment. On a constant currency basis, sales decreased 6.4 percent compared to the first quarter of fiscal 2015.

Consolidated operating income in the first quarter of fiscal 2016 was $30.3 million, or 2.4 percent of sales, compared to $65.7 million, or 4.9 percent of sales, in the prior year first quarter. Excluding the curtailment benefit described above, adjusted1 consolidated operating income in the first quarter of fiscal 2015 was $62.3 million, or 4.6 percent of sales. The decline

1  This press release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly titled measures disclosed by other companies. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this press release.

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Oshkosh Corporation Reports Results for Fiscal 2016 First Quarter

January 28, 2016

in adjusted operating income was driven by lower access equipment segment sales, offset in part by improved performance in the defense and fire & emergency segments.

“Our first quarter results were largely in line with our expectations,” stated Wilson R. Jones, Oshkosh Corporation president and chief executive officer. “Despite lower earnings in the first quarter compared to the prior year driven by lower access equipment segment results, we made progress on a number of fronts.

“The fire & emergency segment reported another quarter of improved results compared to the prior year quarter. Additionally, the fire & emergency segment reported another quarter of strong orders. Defense segment results were also up compared to the prior year quarter as this segment rebounds from the trough experienced in fiscal 2015.

“In mid-December, our defense segment was directed to begin work again on the Joint Light Tactical Vehicle (“JLTV”) program,” added Jones. “The JLTV is a next-generation, light vehicle for our nation’s armed forces. We were awarded the JLTV production contract for this program last August, but the award was protested by one of the competitors. Despite the ongoing challenge of our award by the competitor, we are confident that the U.S. Army made the right choice and expect to retain the eight-year JLTV production contract.

“The timing of the award of an international contract for more than 1,000 M-ATVs that we expect to receive has been slowed. We now assume that we will not receive the contract in time to recognize any sales in fiscal 2016. In addition, we are lowering our access equipment segment outlook for fiscal 2016 to reflect what we believe will be a more cautious approach to capital expenditures by rental companies than previously anticipated and a more competitive market environment, due in part to the continued strong U.S. dollar. As a result of these items, we are reducing our full-year fiscal 2016 earnings per share expectations to a range of $2.20 to $2.60.”

Factors affecting first quarter results for the Company’s business segments included:

Access Equipment — Access equipment segment sales declined 26.1 percent to $529.8 million for the first quarter of fiscal 2016. The decline in sales was primarily due to the slowdown in North American replacement demand that began last summer and lower shipments of telehandlers in North America. In the first quarter of fiscal 2015, the access equipment segment experienced a large increase in telehandler sales ahead of price increases related to Tier 4 engine emissions standards changes. A stronger U.S. dollar also negatively impacted access equipment segment sales in the current quarter by $12.6 million. On a constant currency basis, access equipment segment sales decreased 24.3 percent.

Access equipment segment operating income decreased 73.5 percent to $20.4 million, or 3.9 percent of sales, for the first quarter of fiscal 2016 compared to $77.2 million, or 10.8 percent of sales, in the first quarter of fiscal 2015. The decrease in operating income was primarily the result of the lower sales volume and adverse manufacturing absorption as the business significantly reduced production rates compared to the prior year quarter. Access equipment segment first quarter fiscal 2016 results also included $1.2 million of restructuring costs related to workforce reductions.

Defense — Defense segment sales for the first quarter of fiscal 2016 increased 18.1 percent to $318.0 million. The increase in sales was primarily due to the sale of international M-ATVs along with higher M-ATV reset sales to the U.S. Government, offset in part by lower sales of legacy heavy and medium tactical wheeled vehicles to the U.S. Government. Production of heavy tactical wheeled vehicles continued to ramp back up after the break in production experienced in fiscal 2015.

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Oshkosh Corporation Reports Results for Fiscal 2016 First Quarter

January 28, 2016

The defense segment recorded operating income of $23.2 million, or 7.3 percent of sales, for the first quarter of fiscal 2016 compared to $9.8 million, or 3.6 percent of sales, in the first quarter of fiscal 2015. Defense segment results for the first quarter of fiscal 2015 included a $3.4 million other postretirement curtailment benefit. Excluding this item, adjusted1 operating income was $6.4 million, or 2.4 percent of sales, in the first quarter of fiscal 2015. The increase in operating income in the current quarter compared to adjusted operating income in the prior year quarter was largely due to favorable product mix and higher sales volume.

Fire & Emergency — Fire & emergency segment sales for the first quarter of fiscal 2016 increased 24.2 percent to $207.5 million. Sales in the first quarter of fiscal 2016 benefited from higher domestic fire apparatus deliveries as a result of increased production rates to meet higher demand and the delivery of a multi-unit international order. Improved operational efficiencies have allowed the fire & emergency segment to increase production rates.

Fire & emergency segment operating income increased 556.8 percent to $10.1 million, or 4.9 percent of sales, for the first quarter of fiscal 2016 compared to $1.5 million, or 0.9 percent of sales, in the first quarter of fiscal 2015. Higher sales volume was the largest contributor to the increase in operating income.

Commercial — Commercial segment sales decreased 4.7 percent to $200.3 million in the first quarter of fiscal 2016. The decrease in sales was primarily attributable to lower concrete mixer sales, offset in part by higher refuse collection vehicle unit volume.

Commercial segment operating income decreased 28.3 percent to $8.9 million, or 4.4 percent of sales, for the first quarter of fiscal 2016 compared to $12.4 million, or 5.9 percent of sales, in the first quarter of fiscal 2015. The decrease in operating income was primarily a result of the lower sales volume and unfavorable warranty experience.

Corporate — Corporate operating expenses decreased $3.0 million in the first quarter of fiscal 2016 to $32.3 million. The decrease in corporate operating expenses in the first quarter of fiscal 2016 was primarily due to lower incentive compensation than in the first quarter of fiscal 2015.

Interest Expense Net of Interest Income — Interest expense net of interest income increased $0.5 million to $14.1 million in the first quarter of fiscal 2016. The benefit of lower interest rates on the Company’s senior notes refinanced in the second quarter of fiscal 2015 was offset by increased borrowings to support increased working capital.

Provision for Income Taxes — The Company recorded income tax expense of $1.7 million in the first quarter of fiscal 2016, or 10.6 percent of pre-tax income, compared to $16.2 million, or 31.9 percent of pre-tax income, in the first quarter of fiscal 2015. The Company recorded $3.7 million of discrete tax benefits in the first quarter of fiscal 2016 largely related to the retroactive reinstatement of the research and development tax credit in the United States.

Share Repurchases — Earnings per share in the first quarter of fiscal 2016 improved $0.01 compared to the prior year first quarter as a result of share repurchases completed during the previous twelve months. The Company deployed cash of $100.1 million to repurchase 2.5 million shares in the first quarter of fiscal 2016 and $200.4 million to repurchase 4.9 million shares during fiscal 2015.

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Oshkosh Corporation Reports Results for Fiscal 2016 First Quarter

January 28, 2016

Fiscal 2016 Expectations

As a result of a delay in the timing of receipt of an international contract in the defense segment that the Company expects to receive for more than 1,000 M-ATVs as well as an expected more cautious approach to capital expenditures in 2016 by rental companies and a more competitive market environment in the access equipment segment, the Company reduced its fiscal 2016 earnings per share estimate range from $3.00 to $3.40 to a range of $2.20 to $2.60. Likewise, the Company’s estimate of fiscal 2016 net sales has been reduced from a range of $6.2 billion to $6.5 billion to a range of $5.7 billion to $6.0 billion. The Company expects second quarter earnings per share to be meaningfully lower than the comparable prior year quarter as a result of expected lower access equipment segment sales, driven in part by strong telehandler sales in the prior year quarter related to Tier 4 engine emissions standards changes and expected continued lower year-over-year production levels in the access equipment segment.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.19 per share of Common Stock. The dividend will be payable on March 1, 2016, to shareholders of record as of February 16, 2016.

Conference Call

The Company will comment on its fiscal 2016 first quarter earnings and its full-year fiscal 2016 outlook during a conference call at 9:00 a.m. EST this morning. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EST this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by customer historical buying patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on

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Oshkosh Corporation Reports Results for Fiscal 2016 First Quarter

January 28, 2016

Company exports, translation of foreign sales and purchased materials; the expected level and timing of U.S. Department of Defense (“DoD”) and international defense customer procurement of products and services and funding thereof; the Company’s ability to utilize material and components which it has committed to purchase from suppliers; risks related to reductions in government expenditures in light of U.S. defense budget pressures, sequestration and an uncertain DoD tactical wheeled vehicle strategy; risks related to the Company’s future defense segment results depending upon the outcome of a competitor’s lawsuit regarding the JLTV production contract award to the Company; the Company’s ability to increase prices to raise margins or offset higher input costs; increasing commodity and other raw material costs, particularly in a sustained economic recovery; risks related to facilities expansion, consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; global economic uncertainty, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than Company or equity market expectations; projected adoption rates of work at height machinery in emerging markets; the impact of severe weather or natural disasters that may affect the Company, its suppliers or its customers; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to a data security breach; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this press release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this press release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of access equipment, commercial, fire & emergency, military and specialty vehicles and vehicle bodies. Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Jerr-Dan®, Frontline™, CON-E-CO®, London® and IMT®. Oshkosh products are valued worldwide by rental companies, concrete placement and refuse collection businesses, fire & emergency departments, municipal and airport services and defense forces, where high quality, superior performance, rugged reliability and long-term value are paramount. For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

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Oshkosh Corporation Reports Results for Fiscal 2016 First Quarter

January 28, 2016

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions, except share and per share amounts)

	Three Months Ended
	December 31,
	2015	2014

Net sales	$1,252.0	$1,353.3
Cost of sales	1,069.2	1,123.6
Gross income	182.8	229.7

Operating expenses:
Selling, general and administrative	139.3	150.5
Amortization of purchased intangibles	13.2	13.5
Total operating expenses	152.5	164.0
Operating income	30.3	65.7

Other income (expense):
Interest expense	(14.6)	(14.4)
Interest income	0.5	0.8
Miscellaneous, net	—	(1.3)
Income before income taxes and equity in earnings of unconsolidated affiliates	16.2	50.8
Provision for income taxes	1.7	16.2
Income before equity in earnings of unconsolidated affiliates	14.5	34.6
Equity in earnings of unconsolidated affiliates	0.1	0.1
Net income	$14.6	$34.7

Amounts available to common shareholders, net of tax:
Net income	$14.6	$34.7
Allocated to participating securities	—	(0.1)
Net income available to common shareholders	$14.6	$34.6

Earnings per share attributable to common shareholders:
Basic	$0.20	$0.44
Diluted	0.19	0.43

Basic weighted-average shares outstanding	74,063,418	78,849,340
Dilutive stock options and other equity-based compensation awards	789,798	1,105,166
Participating restricted stock	—	(109,310)
Diluted weighted-average shares outstanding	74,853,216	79,845,196

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Oshkosh Corporation Reports Results for Fiscal 2016 First Quarter

January 28, 2016

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	December 31,	September 30,
	2015	2015
ASSETS
Current assets:
Cash and cash equivalents	$33.7	$42.9
Receivables, net	788.7	964.6
Inventories, net	1,295.4	1,301.7
Deferred income taxes, net	53.3	52.2
Other current assets	77.5	67.9
Total current assets	2,248.6	2,429.3
Investment in unconsolidated affiliates	15.4	16.2
Property, plant and equipment:
Property, plant and equipment	1,105.6	1,093.7
Accumulated depreciation	(629.5)	(617.9)
Property, plant and equipment, net	476.1	475.8
Goodwill	996.9	1,001.1
Purchased intangible assets, net	593.1	606.7
Other long-term assets	79.8	83.9
Total assets	$4,409.9	$4,613.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit facilities and current maturities of long-term debt	$135.2	$83.5
Accounts payable	433.3	552.8
Customer advances	485.1	440.2
Payroll-related obligations	89.8	116.6
Other current liabilities	221.5	265.0
Total current liabilities	1,364.9	1,458.1
Long-term debt, less current maturities	850.0	855.0
Deferred income taxes, net	92.3	91.7
Other long-term liabilities	296.3	297.1
Commitments and contingencies
Shareholders’ equity	1,806.4	1,911.1
Total liabilities and shareholders’ equity	$4,409.9	$4,613.0

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Oshkosh Corporation Reports Results for Fiscal 2016 First Quarter

January 28, 2016

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three Months Ended
	December 31,
	2015	2014
Operating activities:
Net income	$14.6	$34.7
Depreciation and amortization	31.0	30.5
Stock-based compensation expense	5.3	5.0
Deferred income taxes	(1.6)	(0.2)
Foreign currency transaction (gains) losses	(4.1)	2.4
Gain on sale of assets	(5.7)	(0.8)
Other non-cash adjustments	0.9	2.7
Changes in operating assets and liabilities	31.4	(126.6)
Net cash provided (used) by operating activities	71.8	(52.3)

Investing activities:
Additions to property, plant and equipment	(21.3)	(39.0)
Additions to equipment held for rental	(15.0)	(13.2)
Proceeds from sale of equipment held for rental	18.7	2.6
Other investing activities	(0.6)	(0.6)
Net cash used by investing activities	(18.2)	(50.2)

Financing activities:
Net increase in short-term debt	28.2	—
Proceeds from issuance of debt
(original maturities greater than three months)	153.6	—
Payments on debt (original maturities greater than three months)	(135.0)	(5.0)
Repurchases of common stock	(100.1)	(88.1)
Dividends paid	(14.1)	(13.4)
Proceeds from exercise of stock options	1.4	2.2
Excess tax benefit from stock-based compensation	0.8	4.0
Net cash used by financing activities	(65.2)	(100.3)

Effect of exchange rate changes on cash	2.4	—
Decrease in cash and cash equivalents	(9.2)	(202.8)
Cash and cash equivalents at beginning of period	42.9	313.8
Cash and cash equivalents at end of period	$33.7	$111.0

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Oshkosh Corporation Reports Results for Fiscal 2016 First Quarter

January 28, 2016

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended
	December 31, 2015			December 31, 2014
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$242.0	$—	$242.0	$277.3	$—	$277.3
Telehandlers	111.8	—	111.8	290.4	—	290.4
Other	176.0	—	176.0	149.0	—	149.0
Total access equipment	529.8	—	529.8	716.7	—	716.7

Defense	316.9	1.1	318.0	269.2	0.1	269.3

Fire & emergency	205.4	2.1	207.5	159.5	7.5	167.0

Commercial
Concrete placement	72.3	—	72.3	86.1	—	86.1
Refuse collection	99.0	—	99.0	89.6	—	89.6
Other	28.6	0.4	29.0	32.2	2.3	34.5
Total commercial	199.9	0.4	200.3	207.9	2.3	210.2
Intersegment eliminations	—	(3.6)	(3.6)	—	(9.9)	(9.9)
Consolidated net sales	$1,252.0	$—	$1,252.0	$1,353.3	$—	$1,353.3

	Three Months Ended
	December 31,
	2015	2014
Operating income (loss):
Access equipment	$20.4	$77.2
Defense	23.2	9.8
Fire & emergency	10.1	1.5
Commercial	8.9	12.4
Corporate	(32.3)	(35.3)
Intersegment eliminations	—	0.1
Consolidated	$30.3	$65.7

	December 31,
	2015	2014
Period-end backlog:
Access equipment	$724.5	$793.3
Defense	1,239.2	669.8
Fire & emergency	898.4	699.9
Commercial	269.8	237.7
Consolidated	$3,131.9	$2,400.7

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Oshkosh Corporation Reports Results for Fiscal 2016 First Quarter

January 28, 2016

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a reported basis and on a basis excluding items that affect comparability of results. When the Company uses operating results excluding certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures for the three months ended December 31, 2014 (in millions, except per share amounts):

Adjusted defense segment operating income (non-GAAP)	$6.4
OPEB curtailment/settlement	3.4
Defense segment operating income (GAAP)	$9.8

Adjusted operating income (non-GAAP)	$62.3
OPEB curtailment/settlement	3.4
Operating income (GAAP)	$65.7

Adjusted net income (non-GAAP)	$32.6
OPEB curtailment/settlement, net of tax	2.1
Net income (GAAP)	$34.7

Adjusted earnings per share-diluted (non-GAAP)	$0.41
OPEB curtailment/settlement, net of tax	0.02
Earnings per share-diluted (GAAP)	$0.43

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